UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported): August 26, 2013

IZEA, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-167960	37-1530765
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Legion Place, Suite 1600 Orlando, Florida	32801
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (407) 674-6911

(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR     240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR     240.13e-4(c))

CURRENT REPORT ON FORM 8-K

IZEA, INC.

August 26, 2013

Item 3.02.	Unregistered Sales of Equity Securities.

Between August 26 - 30, 2013, IZEA, Inc. entered into a Securities Purchase Agreement with certain investors (the “Investors”), pursuant to which we privately placed $562,500 or 22.5 units (the “Units”), at a price of $25,000 per Unit (the “Private Placement”), paid in cash. Each Unit consisted of 100,000 shares of our common stock (“Common Stock”), together with two warrants (“Warrants”). The Warrants were composed of one Warrant to purchase 50,000 shares of Common Stock at an exercise price of $0.25 per share and another Warrant to purchase 50,000 shares of Common Stock at an exercise price of $0.50 per share, in each case exercisable for cash at any time during the five years following the date of issuance. As a result of the Private Placement, we issued 2,250,000 shares of our common stock and issued fully-exercisable warrants to purchase up to additional 2,250,000 shares of our common stock. Pursuant to the terms of the Securities Purchase Agreement, we agreed to file a registration statement with the SEC for purposes of registering the resale of the shares of Common Stock and the shares underlying the Warrants within four months after the final closing date and use our commercially reasonable efforts to have it declared effective no later than six months after the final closing date.

The sale of these shares, combined with our previously issued shares in the Private Placement, as reported in our Current Report on Form 8-K filed with the SEC on August 21, 2013, provided gross proceeds of $1,487,500 as of August 30, 2013, giving effect to note conversions and before expenses. These proceeds will be used for general working capital purposes. Our total number of outstanding shares of common stock after the issuance of shares in the Private Placement is 18,732,453 shares.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IZEA, INC.

Date: August 30, 2013	By:/s/ Edward H. (Ted) Murphy Edward H. (Ted) Murphy President and Chief Executive Officer